North Haven Private Income Fund MORGAN STANLEY PRIVATE CREDIT | INVESTOR UPDATE | JUNE 2026 1 Dear Investor, Thank you for your continued investment in North Haven Private Income Fund LLC (“PIF” or the “Company”) and for your ongoing trust in Morgan Stanley Private Credit. We are writing to provide an update on the Company and the outcome of its most recent quarterly unit repurchase offer. In connection with the second quarter repurchase offer, the Company received repurchase requests representing approximately 11.6%(1) of units outstanding as of March 31, 2026. Consistent with the prior quarter and as disclosed in the Company’s offer to purchase, 5.0% of outstanding units(2) will be accepted for repurchase on a prorated basis, at a price equal to the net asset value (“NAV”) per unit as of June 30, 2026, with approximately 43.0%(3) of each investor’s tender request fulfilled. Notably, the Company observed that over half of repurchase requests received in the second quarter were attributable to unitholders whose previous repurchase requests were prorated during the first quarter. We believe that both the composition as well as the stabilization in the level of request activity as compared to the first quarter may be indicative of durability in the Company’s investor base. After accounting for new subscriptions and dividend reinvestments, the estimated net impact of the tenders on the Company’s NAV is approximately $102(4) million, representing approximately 3.2%(5) of the Company’s NAV on March 31, 2026. Maintaining a disciplined capital structure and stable leverage profile remains a core priority, as evidenced by the Company’s stable debt-to-NAV ratio, which was 0.97x as of May 31, 2026. We believe PIF remains well positioned from a liquidity and capital management perspective with more than $2.2 billion in undrawn debt capacity and cash as of May 31, 2026. In addition, the Company continues to benefit from a combination of portfolio cash flows, repayment activity, and a portfolio of more than $400 million of liquid loans, together supporting its ability to deploy capital while maintaining flexibility to meet repurchase obligations. The Company’s unit repurchase framework is intended to provide investors with periodic liquidity, while aligning with the inherently less liquid nature of its underlying investments and positioning the portfolio to capture attractive opportunities as they arise. We believe that PIF and the Morgan Stanley Private Credit platform remain well positioned due to their scale, strong sourcing capabilities, diligent underwriting, active portfolio management and patient capital base. Against a noisy year-to-date backdrop, market conditions have generally improved, supported by better lending terms and constructive sponsor activity and we continue to witness broadly stable credit fundamentals across the portfolio. We remain focused on managing the Company with discipline, transparency, and a long‑term perspective, and we thank you for your continued partnership. Sincerely, Morgan Stanley Private Credit On behalf of North Haven Private Income Fund Management Team

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS and there can be no assurance that PIF will achieve its objectives or avoid substantial losses. Opinions expressed herein reflect the current opinions of MS Capital Credit Adviser, Inc. (the “Adviser”) as of the date hereof (unless otherwise specified) and are based on the Adviser’s opinions of the current market environment, which is subject to change. Certain information contained in this document constitutes “forward looking statements,” which can be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words, or the negatives thereof. These may include PIF’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, and statements regarding future performance. Such forward‐looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. PIF believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its most recent annual report on Form 10-K and any such updated factors included in its periodic filings with the Securities and Exchange Commission (the “SEC”) which will be accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in PIF’s SEC filings. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise. This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities in the Company or in any fund or account sponsored by the Adviser. An offer may be made only through a confidential private placement memorandum of the Company, the Company’s constituent documents and SEC filings. Past performance is not indicative of future results. Important Notice End Notes Estimated pending final transfer agent processing of tender requests. Calculated as units outstanding as of March 31, 2026. Estimated pending final transfer agent processing of tender requests. Estimated based on April, May and June 2026 inflows, dividend reinvestments and value of 5.0% repurchase amount using May 1, 2026, unit purchase price. Final repurchase amount will be determined using June 30, 2026 NAV per unit. Estimate calculated using May 1, 2026, unit purchase price. Final repurchase amount will be determined using June 30, 2026 NAV per unit. 2